EXHIBIT 99.1

Contact:
Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309

Valeant Pharmaceuticals International Announces
Proposed Private Offering of Senior Notes

     COSTA MESA, CA, November 25, 2003 – Valeant Pharmaceuticals International (NYSE: VRX) announced today its intention to offer, subject to market and other conditions, approximately $275 million in principal amount of Senior Notes due 2011. Ribapharm Inc., a wholly owned subsidiary of Valeant Pharmaceuticals, will also be an obligor with respect to the notes, jointly and severally with Valeant Pharmaceuticals, until certain events occur.

     Valeant Pharmaceuticals intends to use a portion of the net proceeds of the offering to retire, pursuant to privately negotiated transactions, open market purchases, a tender offer or otherwise, all of the company’s outstanding 6 1/2 percent Convertible Subordinated Notes due 2008 that are not retired with the net proceeds of the company’s recently issued Convertible Subordinated Notes due 2010 and 2013. Any remaining proceeds not used to retire the 6 1/2 percent Convertible Notes will be used for general corporate purposes, including potential acquisitions.

     On November 24, 2003, the company retired $139.6 million of the 6 1/2 percent Convertible Subordinated Notes through open market purchases. There are approximately $326 million in principal amount of the 6 1/2 percent Convertible Subordinated Notes outstanding.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The notes will be privately offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Valeant

     Valeant Pharmaceuticals International (NYSE: VRX) is a global, publicly traded, research-based specialty pharmaceutical company that discovers, develops,

manufactures and markets a broad range of pharmaceutical products. More information about Valeant can be found at www.valeant.com.

FORWARD-LOOKING STATEMENTS

     This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for Valeant Pharmaceuticals, including those relating to whether or not Valeant Pharmaceuticals will offer the notes or consummate the offering, the anticipated terms of the notes and the offering and the anticipated use of proceeds of the offering. These statements are based upon the current expectations and beliefs of Valeant Pharmaceuticals’ management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Valeant Pharmaceuticals’ control and the risk factors and other cautionary statements discussed in Valeant Pharmaceuticals’ filings with the U.S. Securities and Exchange Commission.

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